Exhibit 10.1

Identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Technology Collaboration Agreement

This Technology Collaboration Agreement (the “Agreement”) is made effective as of July 21st, 2024, by SunHydrogen, Inc., a Nevada corporation located at BioVentures Center, 2500 Crosspark Road, Coralville, IA 52241 (“SunHydrogen”), and CTF Solar GmbH, located at Manfred-von-Ardenne-Ring 4, 01099 Dresden (“CTF”). SunHydrogen and CTF may each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS SunHydrogen is a corporation engaged in developing innovative technologies for the production of renewable hydrogen utilizing semiconductor materials and possesses know-how in integrating catalysts, reactor design, and stabilizing semiconductors within an integrated system for pure hydrogen production and collection.

WHEREAS CTF is a corporation specified on the delivery of CdTe thin film solar module factories and possesses know-how and intellectual property in the technology of CdTe thin film solar modules and all related manufacturing processes.

WHEREAS SunHydrogen intends to utilize CdTe PV Modules to produce renewable hydrogen, fuels, and chemicals.

WHEREAS Following the Parties entry into that certain Memorandum of Understanding dated December 18, 2023 (the “MOU”), the Parties have collaborated to evaluate the integration of CTF’s CdTe PV Module technology with SunHydrogen’s hydrogen generation technology.

WHEREAS SunHydrogen has provided to CTF Background Intellectual Property set forth in Appendix A attached to this Agreement, based on which CTF has designed a Modified PV Module Design for hydrogen production using its own Background Intellectual Property also set forth in Appendix A.

WHEREAS CTF has produced and delivered CdTe PV Module samples of 100cm² for evaluation by SunHydrogen.

WHEREAS SunHydrogen has successfully received and incorporated the 100cm² CdTe PV Module samples into its hydrogen production technology.

WHEREAS CTF has expressed interest in partnering with SunHydrogen to build CdTe module factories for the purpose of manufacturing Modified PV Module Designs to produce renewable hydrogen, fuels, and chemicals.

1. TECHNICAL GLOSSARY:

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

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2. AGREEMENT DEFINITIONS:

A. “Intellectual Property” encompasses all forms of inventions, whether patentable or not, works of authorship or expression, including computer programs, databases, trade secrets, and other proprietary information.

B. “Background Intellectual Property” refers to all Intellectual Property set forth in Appendix A attached to this Agreement and developed by the Parties prior to the MOU.

C. “Foreground Intellectual Property” encompasses all Intellectual Property conceived, developed, or created collaboratively by both Parties pursuant to the MOU as it relates to the Modified PV Module Design and as is developed pursuant to this Agreement.

D. “Original PV Module Design” refers to SunHydrogen’s PV Module design set forth in Appendix A attached to the MOU.

E. “Modified PV Module Design” refers to CTF’s improvements and optimization of SunHydrogen’s Background Intellectual Property under the MOU.

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3. COLLABORATION

A. This Agreement is entered into to expand the fabrication and evaluation of both 100 cm² and 1,200 cm² hydrogen modules, based on the Modified PV Module Design. CTF will focus on designing and fabricating PV Modules with the layout developed for an optimal hydrogen generation process, integrating current collectors and anti-corrosion materials. SunHydrogen will focus on refining catalyst coating techniques, designing housing units and hydrogen reactors, and testing their performance. The Parties intend to evaluate solar-to-hydrogen efficiency and economic viability extensively, with the aim of creating viable, scalable technology, culminating in the production of 1 m² Hydrogen Panel prototypes.

B. The Parties agree that the Agreement constitutes a research and development agreement under which no success is owed. However, the Parties undertake to use their best efforts to fulfill their contractual obligations. This applies in particular to the tasks of the Parties listed under Section 4.

C. Any new products or machines developed by SunHydrogen with the PV Modules supplied by CTF may only be sold, transferred or passed on to third parties under the conditions set out under Section 5. If the Parties fail to fulfill the Performance Targets, the PV Modules must be returned to CTF or destroyed with CTF’s written consent and without any cost to CTF.

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D. In the event that SunHydrogen requires that the Solar-to-Hydrogen efficiency is certificated by a third party, SunHydrogen and CTF shall jointly decide on the selection of the third party.

4. TASKS OF THE PARTIES

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5. SUBCONTRACTING AND COOPERATION WITH THIRD PARTIES

1. Subcontracting or any other cooperation with third parties in connection with this Agreement requires the prior written consent of the other Party. The other Party may not unreasonably withhold its consent. In addition, the other Party may request the conclusion of an NDA with the third party. The NDA must have at least the same content and scope as the NDA entered into by the Parties on October 18, 2023. The signed NDA must be submitted to the other Party.

2. However, the use of a subcontractor shall not release the respective Party from its contractual obligations. The subcontractor is a vicarious agent of the respective Party.

3. In addition, an NDA must be concluded with third parties if they obtain access to

●	Background Intellectual Property of the other Party

●	Foreground Intellectual Property and/or

●	items and/or documents created with Background Intellectual Property of the other Party and/or Foreground Intellectual Property.

6. COST AND EXPENSE

A. Each Party shall independently bear its respective costs incurred during such Parties performance under this Agreement.

B. Aside, each Party shall keep a separate record on all costs incurred with this Agreement. In particular, these include all expenses for development, manpower, administration and material efforts which are not part of those expenses usually made apart from this Agreement. If the costs exceed an amount of € 100,000, the Parties shall be entitled to terminate the Agreement in accordance with Section 12 D.

7. COMMUNICATION AND COORDINATION

The Parties will engage in regular technical meetings which shall be held no less than once every month for updates and collaborative discussions. The Parties may also utilize a shared digital project management platform and form a joint innovation team to creatively address technical challenges.

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8. CONTINUATION OF COLLABORATION

So long as the Parties are performing as set forth in this Agreement, the Parties will discuss subsequent commercial steps in order to utilize PV Modules for the production of renewable hydrogen, fuels and chemicals. SunHydrogen is expected to be responsible for the production and sale of the Hydrogen Panels Modules and CTF is expected to participate financially by receiving a license fee for the use of Foreground IP by SunHydrogen as described in section 9. Additional business could arise for CTF from the sale of factories for the production of PV Modules (further developed in accordance with the MoU and this Agreement).

9. EXCLUSIVITY

A. If SunHydrogen utilizes PV Modules resulting from the Foreground Intellectual Property for the purpose of commercial production of hydrogen and other fuels and chemicals, CTF shall have exclusive rights either directly or indirectly through a mutually agreed upon third party to supply the PV Modules to SunHydrogen, subject to the entry into a satisfactory supply contract agreement. If the PV Modules are not procured by SunHydrogen from CTF as aforesaid, the Parties will enter into a license agreement for the use of the Foreground Intellectual Property by Sun Hydrogen or a third party as is customary in the industry. SunHydrogen shall pay CTF a license fee, the amount of which shall be agreed by the Parties taking into account all relevant factors.

B. If SunHydrogen, or a third party approved by SunHydrogen, builds a CdTe PV Module factory for the purpose of commercial production of hydrogen and other fuels and chemicals, CTF shall have the first right of refusal to work with SunHydrogen to build a CdTe PV Module factory. SunHydrogen shall pay a license fee for using the Foreground Intellectual Property for the manufacturing of the CdTe PV Modules in its own CdTe PV Module factory.

10. INVENTIONS

A. Rights to any Intellectual Property that is not developed pursuant to the terms of this Agreement shall be the sole property of the Party who develops such Intellectual Property.

B. Both Parties will have equal ownership of all Foreground Intellectual Property developed, invented, or otherwise produced under the MOU or during the term of this Agreement. However, such Foreground Intellectual Property cannot be utilized by CTF for the production of hydrogen and other fuels and chemicals, whether directly or through licensing with a third party, without the prior written consent of SunHydrogen. Similarly, SunHydrogen is not permitted to use the Foreground Intellectual Property for the production of CdTe PV Modules, directly or through licensing with a third party, without obtaining prior written consent from CTF. The Parties may not refuse the aforementioned consents provided that the other party pays a reasonable license fee, the amount of which shall be agreed by the Parties taking into account all relevant factors.

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11. PATENT FILING

A. Exclusive patents: CTF shall have the freedom to use the Foreground Intellectual Property to file for patents with respect to PV Modules as well as PV Module manufacturing methods. SunHydrogen shall have the freedom to use the Foreground Intellectual Property to file for patents with respect to the production of hydrogen and other fuels and chemicals.

B. Jointly patents: If it is intended to use the Foreground Intellectual Property to apply for patents in areas other than those mentioned above, the Parties shall apply for the patent jointly. If there is a dispute between the Parties as to the countries in which a patent application is to be filed, the patent may also be filed in the country in which only one of the two Parties wishes to file a patent application. This Party then bears the costs for the application alone and also receives any license fees alone.

12. TERM AND TERMINATION

A. This Agreement comes into effect after signing by both Parties and shall remain in effect for an indefinite period of time unless terminated otherwise as provided herein.

B. Either Party may terminate this Agreement

(i) upon any breach by the other Party of the terms or conditions of this Agreement, which breach cannot be, or is not, cured within thirty (30) days after the breaching Party receives written notice by the non-breaching Party regarding such breach;

(ii) with a period of thirty (30) days’ notice but at the earliest after 18 months after signing of this Agreement; or

(iii) upon the other Party becoming judicially determined to be insolvent or bankrupt or making an assignment for the benefit of its creditors, upon appointment of a trustee or receiver for the other Party of all or substantially all of its property, or upon the filing of a voluntary or involuntary petition by or against the other Party under any bankruptcy or insolvency law, the reorganization or rearrangement provisions of the United States Bankruptcy Code, or any similar law, in each case, that is not dismissed within forty-five (45) days.

The rights of termination under this Section 12 shall not be affected in any way by a Party’s waiver or failure to take action with respect to any previous breach or other circumstance giving rise to the rights of termination hereunder.

C. Both Parties shall have the right to terminate this Agreement upon thirty (30) days’ notice if it is determined that either CTF or SunHydrogen cannot achieve their Performance Targets within three (3) month after mutual agreed milestone date.

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D. Both Parties shall have the right to terminate this Agreement upon thirty (30) days’ notice if the costs for the fulfillment of this Agreement turn out to exceed the amount specified in Section 6B.

E. In all cases of preliminary termination the obtained Foreground Intellectual Property will be treated as outlined in Sections 9, 10 and 11.

13. CONSEQUENCES OF TERMINATION

A. Upon Termination of this Agreement, CTF and SunHydrogen shall retain all of their rights, titles and interests to the Background Intellectual Property.

B. Both Parties shall jointly retain all of their rights, titles and interests to Foreground Intellectual Property, provided, however, no Foreground Intellectual Property may be used by CTF for hydrogen and other fuels and chemical production directly or indirectly through a license agreement with a third party without the prior written consent of SunHydrogen. No Foreground Intellectual Property may be used by SunHydrogen for CdTe solar module production directly or indirectly through a license agreement with a third party without the prior written consent of CTF.

14. REPRESENTATIONS & WARRANTIES.

Each Party represents and warrants to the other that:

A. it has the full corporate power and authority to enter into this Agreement and perform its obligations;

B. it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

C. (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution of this Agreement by each Party as is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

D. when executed and delivered by the Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms;

E. to its best knowledge, it is not aware of any relevant intellectual property rights of third parties and that to its best knowledge it has sole and exclusive control (by ownership, license, or otherwise) of the entire right, title, and interest in and to its Intellectual Property;

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F. it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Intellectual Property pursuant to the terms of this Agreement;

G. it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to its Intellectual Property, or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any Party’s representations, warranties, or obligations or rights or licenses hereunder; and

H. it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement.

15. INDEMNIFICATION

A. Each Party shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding related to or arising out of or resulting from the other Party’s willful misconduct or breach of any representation, warranty, covenant, or obligation under this Agreement (each an “Action”).

B. The indemnitee shall promptly notify indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor’s sole cost and expense.

16. LIMITATION OF LIABILITY

However, the Parties shall only be liable as follows in accordance with the principles of Section 15:

(i) In the event of simple negligence liability shall be excluded.

(ii) In the event of gross negligence, the Parties shall only be liable for compensation for direct damages. Compensation for indirect damages such as reputational damages and loss of profit shall be excluded. In addition, liability for gross negligence shall be limited to the amount of the other Party’s financial commitment under this Agreement, up to a maximum of € 100,000.

(iii) In the event of intentional behavior, liability shall be unlimited.

17. SURVIVAL

The rights and obligations of the Parties set forth in Section 1 (Technical Glossary), Section 2 (Definitions), Section 6 (Cost and Expense), Section 9 (Exclusivity), Section 10 (Inventions), Section 11 (Patent Filing), Section 13 (Consequences of Termination), Section 14 (Representation and Warranties), Section 15 (Indemnification), Section 18 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

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18. MISCELLANEOUS

A. INDEPENDENT CONTRACTORS: The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

B. NOTICES: All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

Notices sent in accordance with this Section 18B shall be deemed effectively given:

(i) when received, if delivered by hand (with written confirmation of receipt);

(ii) when received, if sent by a nationally recognized overnight courier (receipt requested);

(iii) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Notices are to be sent to the following addresses:

SunHydrogen, Inc. Bioventures Center 2500 Crosspark Road Coralville, IA 52241	CTF CTF SOLAR GmbH Manfred-von-Ardenne-Ring 4 01099 Dresden Germany [*]

If the address of a Party to which notices under this Agreement are to be sent changes, the other Party must be notified of the new address immediately in writing.

C. HEADINGS: The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

D. ENTIRE AGREEMENT: This Agreement, together with all schedules, exhibits and any other documents incorporated herein by reference, and the NDA dated October 18, 2023, constitute the sole agreements of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

E. ASSIGNMENT: Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

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F. NO THIRD-PARTY BENEFICIARIES: This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

G. AMENDMENT; MODIFICATION; WAIVER: This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. This shall also apply to any amendment to this written form clause. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

H. SEVERABILITY: If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

I. GOVERNING LAW: This Agreement and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the Federal Republic of Germany. Private International law shall be excluded. Disputes arising from this Agreement shall be brought before the state courts of Germany. The exclusive place of jurisdiction is Frankfurt am Main.

J. COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

/s/ CTF Solar GmbH

July 21, 2024

/s/ Timothy Young
Chief Executive Officer
SunHydrogen, Inc.

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